Exhibit 99.1

Ceres Announces Changes to Board of Directors

THOUSAND OAKS, Calif. – December 15, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today that Aflalo Guimaraes has joined its board of directors. Mr. Guimaraes succeeds Raymond Debbane, who retired from Ceres’ board.

“Mr. Debbane, who was nominated to the Ceres board by Artal Luxembourg, our largest stockholder, has been a steadfast proponent of our technology and intellectual property portfolio, and we have appreciated his support and service to our board as we moved ahead with the advancement and commercialization of our seed products, traits and genomic technologies. We look forward to working with Mr. Guimaraes, who brings extensive financial and business expertise to our board,” said Ceres President and CEO Richard Hamilton.

Aflalo Guimaraes is a managing director of The Invus Group, LLC, an affiliate of Artal Luxembourg S.A. Prior to joining Invus in 1998, he was a manager at Marakon Associates where he led strategic consulting engagements for large multi-national companies in a wide range of industries, including financial services, retail and consumer products. He previously worked at the U.S. Federal Reserve. Mr. Guimaraes holds an MBA from the University of Pennsylvania’s Wharton School and a BA in Economics and Political Science from Yale University. He currently serves on the boards and audit committees of a number of private companies.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds to produce crops for bioenergy and other markets that utilize plant biomass. The company combines advanced plant breeding and biotechnology to develop hybrids that can address the limitations of first-generation bioenergy feedstocks. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other organizations.

Ceres Forward-Looking Statements

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.

Gary Koppenjan

(805) 375-7801

ir@ceres.net